EXHIBIT 12



                OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES
       COMPUTATION OF TOTAL ENTERPRISE RATIOS OF EARNINGS TO FIXED CHARGES
                      (Amounts in millions, except ratios)

For the years ended December 31,                                       2004         2003         2002         2001         2000
=================================================================   ==========   ==========   ==========   ==========   ==========
Income from continuing operations                                   $    2,606   $    1,601   $    1,181   $    1,182   $    1,559
Add:
   Minority interest (a)                                                    75           62           77          143          185
   Adjusted income from equity investments (b)                              (6)          69          308           89           31
                                                                    ----------   ----------   ----------   ----------   ----------

                                                                         2,675        1,732        1,566        1,414        1,775
                                                                    ----------   ----------   ----------   ----------   ----------

Add:
   Provision (credit) for taxes on income (other than
      foreign oil and gas taxes)                                           982          682          (41)         172          871
   Interest and debt expense (c)                                           266          335          309          411          540
   Portion of lease rentals representative of the interest factor           40            8            6            7            6
                                                                    ----------   ----------   ----------   ----------   ----------
                                                                         1,288        1,025          274          590        1,417
                                                                    ----------   ----------   ----------   ----------   ----------

Earnings before fixed charges                                       $    3,963   $    2,757   $    1,840   $    2,004   $    3,192
                                                                    ==========   ==========   ==========   ==========   ==========

Fixed charges:
   Interest and debt expense including capitalized interest (c)     $      281   $      341   $      321   $      417   $      543
   Portion of lease rentals representative of the interest factor           40            8            6            7            6
                                                                    ----------   ----------   ----------   ----------   ----------

     Total fixed charges                                            $      321   $      349   $      327   $      424   $      549
                                                                    ==========   ==========   ==========   ==========   ==========

Ratio of earnings to fixed charges                                       12.35         7.90         5.63         4.73         5.81
=================================================================   ==========   ==========   ==========   ==========   ==========

(a) Represents minority interests in net income of majority-owned subsidiaries and partnerships having fixed charges.
(b) Represents income from less-than-50-percent-owned equity investments adjusted to reflect only dividends received.
(c) Includes proportionate share of interest and debt expense of 50-percent-owned equity investments.